FOR IMMEDIATE RELEASE

BROWN-FORMAN TO SELL LENOX, INC. TO DEPARTMENT 56

         LOUISVILLE, KY, JULY 21, 2005 - Brown-Forman Corporation (NYSE: BFA,
BFB) Chairman and Chief Executive Officer Owsley Brown II announced today that the company has completed the strategic review of Lenox, Incorporated, a wholly-owned subsidiary company. As a result, Brown-Forman has agreed to sell substantially all of Lenox, Incorporated to Department 56 for $190 million.

         Founded in 1976, Department 56 (NYSE: DFS) is a designer, distributor, wholesaler, and retailer of fine quality collectibles and other giftware products sold through gift, home accessory and specialty retailers, department stores, and general merchandise chains, as well as through its own stores and consumer-direct home show sales business. Department 56's principal offices are located in Eden Prairie, MN, near Minneapolis. It has flagship stores in Bloomington, Minnesota; Las Vegas; San Francisco; Chicago; Orlando; and at Disneyland in California.

         Lenox, founded in 1889 in Trenton, New Jersey and purchased by Brown-Forman in 1983, manufactures and markets leading brands in several consumer product categories, including Lenox fine china, crystal, collectibles, and giftware; Dansk contemporary tableware and giftware; Gorham silver, crystal and china; and Kirk Stieff silver and pewter products.

         In February, Brown-Forman announced it was exploring strategic alternatives for Lenox, including a possible sale. During this process, the company considered a range of alternatives but ultimately concluded that selling the business was in the best interest of Brown-Forman shareholders.

         "The environment for this business has been challenging for several years as evidenced by the weakness throughout the U.S. tabletop and giftware industry," stated Brown. "We believe Department 56 is very well positioned to focus exclusively on and grow this outstanding portfolio of brands."

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         Brown-Forman undertook a competitive bidding process that attracted broad-based interest from both financial and strategic buyers. "The great interest many firms had in Lenox is a testament to the quality of its brand names, products, and people, as well as to the opportunities that a combined firm will bring. Given the difficult competitive environment for this industry and our robust auction process, we believe Brown-Forman has received an attractive price and terms for Lenox. The sale will enable Brown-Forman to concentrate its energies even further on our highly successful global beverage alcohol business," stated Brown.

         The full year effect of the transaction is projected to be a net $0.18 per share reduction in the company's fiscal 2006 income. This is comprised of a first quarter non-cash impairment charge and fees related to the transaction estimated to be $0.31 per share, partially offset by an anticipated $0.13 per share gain associated with the curtailment of postretirement benefit plans that will be recorded when the transaction closes.

         Brown-Forman will retain ownership of the Lenox headquarters property and building located in Lawrenceville, New Jersey and Lenox's Brooks & Bentley subsidiary in the United Kingdom. Brown-Forman is continuing its strategic review of Brooks & Bentley in a separate process and plans to sell the Lawrenceville property.

         The transaction, which is subject to regulatory clearance in the U.S., financing, and customary closing requirements, is expected to conclude in six to eight weeks.

         The portion of the Lenox business being sold had sales of $465 million for the fiscal year ending April 30, 2005. Lenox's key facilities are in Lawrenceville, NJ, Langhorne, PA, Pomona, NJ, Kinston, NC, and Hagerstown, MD. The company employs approximately 2,850 people.

         Goldman, Sachs and Co. is acting as exclusive financial advisor for Brown-Forman in the transaction, while the Wachtell, Lipton, Rosen & Katz and Ogden Newell & Welch law firms are providing legal counsel.

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         Brown-Forman Corporation is a diversified producer and marketer of fine quality consumer products, including Jack Daniel's, Southern Comfort, Finlandia Vodka, Canadian Mist, Fetzer and Bolla Wines, Korbel California Champagnes, Lenox, Dansk, and Gorham tableware and giftware and Hartmann Luggage.

IMPORTANT NOTE ON FORWARD-LOOKING STATEMENTS:

     This news release contains statements, estimates, or projections that constitute "forward-looking statements" as defined under U.S. federal securities laws. Generally, the words "expect," "believe," "intend," "estimate," "will," "anticipate," and "project," and similar expressions identify a forward-looking statement, which speaks only as of the date the statement is made. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

     We believe that the expectations and assumptions with respect to our forward-looking statements are reasonable. But by their nature, forward-looking statements involve known and unknown risks, uncertainties and other factors that in some cases are out of our control. These factors could cause our actual results to differ materially from Brown-Forman's historical experience or our present expectations or projections. Here is a non-exclusive list of such risks and uncertainties:

o changes in general economic conditions, particularly in the United States where we earn the majority of our profits;

o a strengthening U.S. dollar against foreign currencies, especially the British Pound;

o reduced bar, restaurant, hotel and travel business in wake of other terrorist attacks, such as occurred on 9/11;

o developments in the class action lawsuits filed against Brown-Forman and other spirits, beer and wine manufacturers allegingthat our advertising causes illegal consumption of alcohol by those under the legal drinking age, or other attempts to limit alcohol marketing, through either litigation or regulation;

o a dramatic change in consumer preferences, social trends or cultural trends that results in the reduced consumption of our premium spirits brands;

o        tax increases, whether at the federal or state level;

o        increases in the price of grain and grapes;

o continued depressed retail prices and margins in our wine business because of our excess wine inventories, existing grape contract obligations, and a world-wide oversupply of grapes; and

o the effects on our Consumer Durables business of the general economy, department store business, response rates in our direct marketing business, and profitability of mall outlet operations.

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